Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS ANNOUNCES DECISION IN ARBITRATION

SAN DIEGO, CA – December 15, 2005 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced that it received a decision in the arbitration between Hollis-Eden and Colthurst Limited, Edenland Inc. and Patrick Prendergast (the Colthurst Parties).

In January 2000, Hollis-Eden entered into several agreements with the Colthurst Parties. The Technology Assignment Agreement (Assignment Agreement) assigned to Hollis-Eden ownership of certain patents and patent applications relating to IMMUNITIN™ (HE2000). Under the related Common Stock and Warrant Agreement (Stock Agreement) entered into at the same time, upon signing the agreement, Hollis-Eden issued to Colthurst 132,000 shares of common stock, with an additional 528,000 shares and warrants to purchase an additional 400,000 shares of common stock to be issued over time upon the satisfaction of certain conditions. Because all of these conditions were not satisfied, Hollis-Eden did not issue any additional shares or warrants to Colthurst. The parties also entered into a Sponsored Research and License Agreement (License Agreement) with Edenland, providing for the exclusive license of additional technology to Hollis-Eden and also providing for the payment of $2 million to Edenland for additional research in certain specified areas. For further information regarding the agreements and the matters in dispute, please reference the Company’s public filings with the Securities and Exchange Commission.

The arbitration proceedings were commenced on May 17, 2004 by the Colthurst Parties, and Hollis-Eden shortly thereafter filed a counterclaim. The Colthurst Parties were seeking, among other things, approximately $25 million in damages for the non-issuance of the 528,000 shares and warrants to purchase 400,000 shares, plus reversion of certain intellectual property rights previously assigned or licensed to Hollis-Eden. Hollis-Eden was seeking, among other things, $2 million in damages for breach of the License Agreement, and injunctive relief regarding Hollis-Eden’s exclusive rights to conduct research and prosecute patents relating to research in the areas of the intellectual property rights previously assigned and licensed to Hollis-Eden.

Under the decision:

•	Hollis-Eden must pay the net sum of $3,561,996 to the Colthurst Parties. This is the net amount owed after subtracting $1,441,667 awarded to Hollis-Eden for breaches by the Colthurst Parties under the License Agreement, from the $5,003,663 awarded to the Colthurst Parties for the non-issuance of the 528,000 shares of common stock (the panel ascribed no value to the 400,000 warrants not issued to the Colthurst Parties). The panel awarded this to the Colthurst Parties despite its finding that the conditions precedent to issuing the common stock were not satisfied.

•	The Colthurst Parties are prohibited from conducting any further research, development or commercialization activities of any kind relating in any way to the technology (defined as all analogs, derivatives and metabolites of dehydroepiandrosterone) that was assigned to Hollis-Eden under the Assignment Agreement.

•	The Colthurst Parties are prohibited from conducting any research, development or work of any kind relating to the compounds and know-how included under the License Agreement until such rights revert back to the Colthurst Parties, if ever, under the terms of that agreement.

•	Hollis-Eden has the sole and exclusive right to file, prosecute and maintain all patents and patent applications under the Assignment Agreement and the License Agreement.

The Company believes that the arbitration panel made clear errors of law in awarding damages for the non-issuance of the 528,000 shares of common stock in light of the panel’s finding that the conditions precedent for such issuance were not satisfied. Accordingly, the Company is evaluating its options to have such portion of the decision reviewed and vacated.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as immune regulating hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational compounds under development, including NEUMUNE, which the Company is developing for use in protection from Acute Radiation Syndrome (ARS); PHOSPHONOL™, a non-IRH candidate for providing protection against DNA mutations from radiation exposure and chemotherapy treatment; and IMMUNITIN™, which has shown activity in a variety of infectious diseases, including HIV/AIDS, tuberculosis and malaria. Hollis-Eden is also developing IRHs for protection from chemotherapy and other conditions of immune dysregulation such as autoimmunity. For more information on Hollis-Eden, contact the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability to succeed in any appeal of the arbitration award; the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for NEUMUNE under the U.S. Food and Drug Administration Animal Efficacy Rule, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

# # #

Contact:

Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

858-587-9333